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The following is a transcript to a Seres Therapeutics, Inc. (“Seres”) investor conference call led by Eric D. Shaff, President and Chief Executive Officer of Seres, and Marella Thorell, Executive Vice President and Chief Financial Officer of Seres, from August 6, 2024.

Seres Therapeutics(Earnings)
August 6, 2024

Corporate Speakers

•	Carlo Tanzi; Seres Therapeutics; Investor Relations
•	Eric Shaff; Seres Therapeutics; President and Chief Executive Officer
•	Marella Thorell; Seres Therapeutics; Chief Financial Officer
•	Lisa von Moltke; Seres Therapeutics; Chief Medical Officer
•	Teresa Young; Seres Therapeutics; Chief Commercial & Strategy Officer

Participants

•	Joseph Thome; TD Cowen; Analyst
•	Tessa Romero; JP Morgan; Analyst
•	John Newman; Canaccord Genuity; Analyst
•	Jeffrey Jones; Oppenheimer; Analyst
•	Kaey Nakae; Chardan; Analyst

PRESENTATION

Operator^  Thank you for standing by. (Operator Instructions) At this time I would like to welcome everyone to the Seres Therapeutics Investor Conference Call. (Operator Instructions)

I would now like to turn the call over to Carlo Tanzi, Investor Relations.

Please go ahead.

Carlo Tanzi^  Thank you, Operator. This morning, we issued a press release announcing the signing of the VOWST asset sale to Nestle.

I want to remind you that we will be making forward-looking statements including regarding the closing of the VOWST asset sale and use of proceeds, the timing and results of clinical studies, the ability of our therapeutics to prevent infections, the probability of achieving VOWST net sales targets and related impacts on future milestones, our cash runway and other statements, which are not historical fact. Actual results may differ materially.

Additionally, these statements are subject to certain risks and uncertainties discussed under the risk factors section of our SEC filings.

Any forward-looking statements made on today's call represent our views as of today only.

We may update these statements in the future, but we disclaim any obligation to do so.

On today's call with prepared remarks, I'm joined by Eric Shaff, Seres President and CEO; and Marella Thorell, CFO.

Additional members of the management team are also available to answer your questions.

With that, I'll pass the call to Eric.

Eric Shaff^  Thank you, Carlo. And good morning, everyone.

We are pleased to announce today the signing of an agreement to sell Seres VOWST assets and commercial rights to Nestle in exchange for substantial immediate and future financial consideration.

Our team is proud to have developed and brought VOWST to the market as the first ever FDA-approved oral microbiome therapy. VOWST was not just an incremental advance.

It has transformed the lives of patients with recurrent C. diff infections, preventing devastating recurrences of infections for individuals who have few therapeutic options. VOWST represents the first successful medicines to emerge from our core technology platform, which currently focuses on preventing life-threatening infections in medically vulnerable patient populations.

The development of VOWST spanned over a decade and required our team to overcome a number of challenges including those unique to a novel therapeutic modality.

We successfully developed numerous capabilities including creating entirely new manufacturing methods related to live biotherapeutics.

We worked closely with FDA to secure regulatory approval for a product in a new therapeutic class. These capabilities will serve the company into the future as we continue to create new therapies.

We are now turning our focus to advancing the therapeutic potential of our technology in other patient populations with significant unmet medical needs. The capital provided by this transaction will support the continued development of our live biotherapeutic products that are designed to prevent infections and induce immune tolerance in a variety of settings, extending well beyond recurrent C. diff infection including targeting modulation of immune function.

Through this transaction, Seres will receive a meaningful capital infusion including upfront payments and equity investment and future payments.

We are pleased to be moving forward with this transaction. And as we shared at the signing of the Memorandum of Understanding, we feel this is the best option to balance the need to continue to ensure VOWST is available to patients and that Seres has resources to support SER-155 and our pipeline ahead of the upcoming readout in a challenging economic environment.

The capital from this deal will allow Seres to strengthen our balance sheet by retiring our existing debt facility, eliminating certain key obligations and most importantly, support our pipeline advancement.

I'll now pass the call over to Marella to cover the business terms of the transaction.

Marella Thorell^  Thank you, Eric. And good morning.

I'd like to summarize the key financial terms of the transaction. These are more fully detailed in our press release and in the 8-K, which will be filed with exhibits later today.

Under the terms of the agreement, Seres will receive the following: a payment at closing of $100 million, which is reduced by approximately $20 million related to the settlement of net payables to Nestle from Seres for VOWST operational activities and other obligations.

An additional payment at closing of $60 million, representing a prepaid milestone payment tied to the achievement of annual worldwide net sales of $150 million. This prepayment accrues interest and will be offset along with the interest which accrues, which will accrue from closing until the net sales milestone is met against the future milestone payments when and if they become due.

If such milestones never become due, no interest will be paid, and there is no repayment of the prepaid milestone. This is structured so that Seres will have no future cash outlay with respect to this prepayment, just lower milestone payments if and when future net sales targets are met.

Further, concurrent with closing, Nestle will make an equity investment in Seres common stock of $15 million with the purchase of approximately 14 million shares at a price of $1.05, which represents a 10% premium to the 30-day VWAP prior to the announcement of the Memorandum of Understanding.

With the above three elements inclusive of the net settlement offset, Seres will receive cash of approximately $155 million at closing.

Seres is also due to receive installment payments of $50 million in January 2025 and $25 million less approximately $1.5 million in employment-related payments in July 2025, provided we are in material compliance with the terms of the transition services agreement, which I'll describe shortly.

As to future milestones, in addition to the aforementioned $60 million due upon the achievement of $150 million in VOWST worldwide net sales, which will be offset against the prepayment received at closing.

Seres also has the potential to earn $125 million upon achievement of annual worldwide net sales of $400 million; and has the potential to achieve an additional $150 million upon the achievement of annual worldwide net sales of VOWST of $750 million. The structure of these net sales milestone payments are similar to those in the 2021 license agreement.

Also consistent with the terms of the 2021 license agreement, we will continue to share 50-50 in the future profit or loss of the VOWST business presently and through the end of 2025.

At closing, we, along with Nestle, have also entered into a termination agreement with Bacthera, Bacthera whereby, Nestle will pay Bacthera a termination payment, and there will be no further obligations thereafter by either Seres or Nestle following closing.

At closing of the transaction, we will fully retire our senior secured debt facility with Oaktree Capital Management, consistent with the terms of the loan agreement.

It is essential that patients and health care providers continue to have seamless access to VOWST moving forward.

Accordingly, Seres will continue to support ongoing VOWST availability by providing manufacturing transition services through the end of 2025 and certain other transition support services through the first quarter of 2025 with Nestle having limited options to extend this timing.

The completion of the transaction is subject to Seres shareholder approval and other customary conditions. And on current timelines, we expect the transaction to close in the next 90 days.

Because various VOWST related capabilities including product manufacturing, will transition to Nestle, Seres employee base will be reduced by more than a third following closing of the transaction. Moving forward, Seres will be a streamlined and more focused organization. Therefore, following closing, Seres cash burn rate will be reduced.

Now I'd like to turn to how we plan to allocate this capital infusion.

We expect the capital obtained after retirement of the Oaktree debt to extend our runway, enabling Seres to meaningfully advance its pipeline. Based on our current cash, future operating plans and the capital from the transaction and accounting for the ongoing deal-related obligations, we anticipate a cash runway into the fourth quarter of 2025.

I'll now pass the call back to Eric.

Eric Shaff^  Thanks, Marella. Moving forward, Seres will pursue a focused corporate strategy where we will apply our experience with the discovery, development, manufacture and commercialization of bacterial-based live biotherapeutics to improve patient outcomes in a variety of medically vulnerable patient populations.

Specifically, we will develop our therapeutics for populations who are known to have functional deficiencies due to a disrupted gastrointestinal microbiome that can lead to increased susceptibility to infection and immune-related negative clinical outcomes.

Our strategy is initially focused on reducing the risk of bacterial infections in high-risk populations beginning with Allo-HSCT.

In the future, we also believe that our biotherapeutics could be developed to improve epithelial barrier function and immune tolerance, thereby enabling the treatment of other large opportunities including hematological cancers, cancer treated induced neutropenia, individuals with chronic liver disease, solid organ transplant treatment and autoimmune deficiencies and diseases such as inflammatory bowel disease.

We believe VOWST has clearly and definitively validated the premise of our treatment approach. Through the clinical data we generated in that program, bacterial-based therapeutics have undeniably demonstrated their ability to meaningfully reduce life-threatening infections and decolonize the GI of pathogens.

Our lead program, SER-155 is designed to prevent enteric-derived infections and resulting blood stream infections as well as induce immune tolerance responses to reduce the incidence of graft-versus-host disease or GvHD.

Our initial development efforts target patient populations undergoing Allo-HSCT, a population at very high risk of serious and life-threatening infections.

We believe that SER-155 could fundamentally transform how these patients are managed. This program is currently being evaluated in an ongoing placebo-controlled cohort two of a Phase Ib study.

We previously reported supportive initial SER-155 results from patient cohort one that demonstrated a favorable safety profile and engraftment of SER-155 bacteria into the GI microbiome and also, our data suggests that SER-155 is reducing pathogen abundance in the GI. This pathogen domination is frequently associated with negative clinical outcomes including bloodstream infections and GvHD.

The placebo-controlled portion of this study including about 45 patients in Cohort two is ongoing, and we eagerly anticipate clinical results at the end of this quarter.

In this pending data set, we will be evaluating the safety profile, the degree of GI microbiome pathogen reduction and evidence that SER-155 is reducing the frequency of serious GI and bloodstream infections, febrile neutropenia, the frequency of use of antibiotics and other immune-related targets.

If these results are supportive, we plan to move forward with the development of SER-155 in a range of patient groups, and we believe that the medical and commercial opportunities could be very significant.

In summary, we are pleased with the resources provided by the sale of VOWST to Nestle, and we are excited about the potential to use this capital to continue to transform the management of medically vulnerable patient groups through the use of our cultivated bacterial-based therapeutic technology.

Next steps with respect to the transaction are to file the preliminary and final proxies and conduct a shareholder meeting.

We appreciate the dedication and results delivered by our team members who are expected to join the Nestle team following closing of the transaction, and we wish them and Nestle Health Science, all the best moving forward and continuing to deliver the transformative VOWST product to patients.

You may have seen that we announced this morning that we will be sharing our second quarter results and providing a business update next Tuesday.

We look forward to sharing more about the upcoming SER-155 readout in our future at that time.

But for now we're happy to take your questions.

QUESTIONS AND ANSWERS

Operator^  (Operator Instructions) And the question comes from the line of Joseph Thome from TD Cowen.

Joseph Thome^  Congratulations on the deal terms. Just a couple of points of clarification. Those installment payments of the $50 million in January and '25 in July.

I guess maybe if you can just give us an overall idea of your level of confidence that you can achieve those if there's anything specific that you have to hit? And is that included in that 2020 -- Q4 2025 guidance?

And then second, can you just remind us like the carrying value of the Oaktree facility? Is it still a hair over $100 million? And is there any prepayment penalties that you would have to pay?

Eric Shaff^  Yes, Joe. And thank you for the question.

So let me start on the first, and I'll ask the Marella's involvement in the second.

So in terms of our confidence on the subsequent payments, the bottom line is high. Basically, we have to be in compliance with the transition services agreement. You can imagine that after roughly a decade of building a unique and novel manufacturing and quality infrastructure, the ideas of -- the idea of kind of us throwing the keys to Nestle Health Science and saying, good luck, that obviously doesn't work for us, doesn't work for them, doesn't work for patients.

So we will be transitioning as we said earlier in the call. A number of our team members as well as certain contracts, certain facilities to ensure that there is a reliable, steady, uninterrupted supply of VOWST to patients. And basically, we do our part and those payments will be paid.

So our confidence is high.

I think your second question was on Oaktree.

So maybe I can ask Marella to jump in on that.

Marella Thorell^  Sure. And just to confirm, Joe, the milestone payments, the installment payments are included in our run rate guidance. With respect to Oaktree, the principal outstanding is $110 million. And yes, there are certain prepayment and exit fees associated with that. That's approximately another $15 million asset that's our approximation at the time that we expect to pay off the loan.

Operator^  Our next question comes from the line of Tess Romero with JPMorgan.

Tessa Romero^  Couple of accounting questions from us this morning.

Can you walk us through the expected treatment of the upfront and milestone payments from Nestle?

And then second question is, any more detail you can provide on the costs expected under the transition services expected through the first quarter of next year and manufacturing support through the end of next year.

Is it possible that you could quantify these for us?

Eric Shaff^  Sure, Tess, and thanks for the questions and maybe I can ask Marella to jump in.

Marella Thorell^  Sure. Thanks for the questions, Tess.

So with respect to the upfront payments, they will be recognized when received. With respect to the installment payments, they will also be recognized upon receipt, the ones that will be due, that are due in 2025.

With respect to the accounting treatment and the estimates for the support under the transition services and the cost of manufacturing.

We're still working through all of that. And so we'll have a better sense of that as we get to closing and how that will impact our timing treatment.

So we're still working with that -- on that with our outside advisers.

Operator^  Our next question comes from the line of John Newman with Canaccord Genuity.

John Newman^  Congrats on the completion of the transaction. Just had some questions here on future development for the platform.

So you've got a pretty exciting reading coming up here at the end of the third quarter for SER-155 in the Allo-HSCT study.

Should that be successful, just curious which indications might be most interesting.

I know Eric, you went through several different indications.

But just curious if that study is successful, kind of which indications might be most interesting to look at taking forward.

Eric Shaff^  Yes, John. And thank you for the question. And maybe I'll start, and I might ask Lisa to just comment to ensure that everybody's up to speed on the 155 readout and why we're excited about it and perhaps, how we think about leveraging a positive readout in 155 or beyond, and maybe Terry can comment, too.

But look, I'll just start by saying, I think that this transaction really is the best of both worlds for us.

So we have a deep commitment to ensuring that VOWST is available for patients today and into the future.

We've seen the difference that VOWST has made in patients' lives, patients who have had multiple recurrences, who are really out of options, who are desperate and we've spoken with these patients.

We've had them as part of our company presentations, and we feel a deep commitment and need to ensure that VOWST continues to be available.

And we really do think that Nestle is the right partner to continue to bring VOWST forward. They have been our partner for a decade. They were early believers in the program, and they've got the resources to ensure that we can continue that commitment.

So we think that this is the right transaction in terms of ensuring that VOWST continues to thrive.

The other side of it, as you alluded to, is just putting Seres in the best position to be successful going forward. And I think Marella talked about some of the financials.

We want to ensure that if 155 is successful that we've got clear line of sight to bringing SER-155 forward and other opportunities in our cultivated program. And I think that clearing some of the obligations associated with VOWST really allows us to do that.

But maybe I can ask Lisa to comment on the study itself and perhaps, Terry can comment on where we go next and what's possible.

Lisa von Moltke^  Sure. Thanks for the question, John.

So as you know we're excited.

We have a readout coming up very soon. The infection endpoint, in particular, have applicability not just to the Allo-HSCT patients but to a broader range.

And recall the infection endpoints include neutropenia and fever, bloodstream infections, GI infections, and we know that those are all tied to dysbiosis, pathogen over growth and difficulty with the maintaining epithelial barrier function.

We know that that same setup occurs in autotransplant and CAR T patients, other chemotherapy-related neutropenia and fever patients and even a broader range of populations where we know there is infection taking place from the GI tract.

So this really does have applicability to a much broader range of patients.

Eric Shaff^  And then maybe, Terri, do you want to comment on how we think about what's possible.

Teresa Young^  Sure. Well, what Lisa just covered really is identifying other indications and patient populations where infections are a problem. They're frequent, they're serious. They're expensive. They can be fatal.

In addition to that, we're -- some of these indications, many of them, in fact, could benefit from a treatment with an attractive profile like we think SER-155 will bring and like VOWST brought to patients, highly effective, incredibly safe, orally administered, easy for patients to take.

So we're excited about the unmet need, the potential for an attractive profile to solve a problem for these patients and these physicians. And each one of these patient populations is significant on its own.

For example, Allo, we estimate 10,000 patients annually in the U.S., another 13,000 in the top EU countries.

If you move into auto, as Lisa pointed out, there's another significant patient population there.

We estimate 23,000 patients across the U.S. and Europe annually.

If you move into some of these other blood cancers that Lisa referenced, AML, multiple myeloma, for example, you could add on an additional 190,000 patients annually across the U.S. and Europe.

And then you could even imagine moving into solid organ transplants, i.e., liver and kidney, adding on another 65,000 patients annually across the U.S. and Europe.

So each one of these indications is significant on its own.

But together, you can just imagine how many patients we could help and how excited we are about this opportunity and what this data could portend for us. Back to you, Eric.

Eric Shaff^  That's it.

Operator^  Our next question comes from the line of Jeff Jones with Oppenheimer.

Jeffrey Jones^  One clarification you'd mentioned the proxy process. And I just wanted to confirm whether the closing of the transaction required a shareholder vote. And if so, if that was a simple majority or otherwise.

And then one on the 155 program.

For the cash runway estimate into 4Q '25, what are the assumptions around the studies that will be taking place and are supported by that burn rate.

Eric Shaff^  Yes, Jeff. And thank you for the question.

So maybe I'll start with the first and hand it Marella -- sorry, I'll start with the second, I'll hand it to Marella for the first.

As always, we follow the data, right? So as it relates to what happens after the 155 readout, we need to see what the data results are.

But we certainly have built into our forecasting and our modeling the presumption that we're doing work into 2025 for the next study of SER-155, engaging with regulators and thinking about that program moving forward. That isn't embedded in the assumptions around our forecasting.

On your first question on the proxy process, we do expect to require a shareholder vote.

We expect it to be a majority of shares outstanding.

I believe that the proxy materials should be available within approximately a week, and Marella can check me in all those or add anything else that I missed.

Marella Thorell^  Yes. The proxy materials will be in sort of the next 10 days or so, I would say.

But yes, it's the majority of shares outstanding that are required.

Jeffrey Jones^  Great. Congratulations on signing the deal.

Operator^  Our next question comes from the line of Keay Nakae with Chardan.

Kaey Nakae^  So beyond one aside, what was the company's plans for development?

Eric Shaff^  I think we might have -- do we have a question?

Kaey Nakae^  Can you hear me?

Eric Shaff^  Yes.

Kaey Nakae^  Yes. So beyond 155 what is the company's plans for spending R&D budget on other earlier-stage programs. Maybe around 2% last year.

Should we expect that to increase at this point?

Eric Shaff^  Yes. Thanks for the question.

I'll ask Marella to comment.

But part of our design in this transaction was to be able to invest in and bring forward programs in the pipeline that we have been constrained in doing historically, and that starts with year SER-155.

As we think about as an enterprise where we can create the most value, it's in the collaboration, creativity, discovery around this novel therapeutic area.

And I think that VOWST is a great example of what's possible in terms of impacting patients if we are successful in how we develop programs. That said, we also will be highly focused.

But the good news is that we've got a readout coming shortly that will provide additional information on how we move forward in 155 and other programs thereafter.

So I think the ability to move forward in the pipeline, starting with 155 is augmented by this deal.

But you can expect us to continue to have a focused approach. And I certainly think that we will have more to say about that in more detail next week at our Q2 earnings announcement, but I'll invite Marella to comment further.

Marella Thorell^  Yes. I would echo what Eric has said, will be informed by the data.

We do in that projection, have fund set aside to support development in our platform and our cultivated product platforms, but will be informed ultimately by the data as to what is the best investment use of our funds.

But expect to see growth and focus on our both 155 as well as our pipeline.

Operator^  That concludes our Q&A session.

I will now turn the conference back over to the management team for closing remarks.

Eric Shaff^  Well, thank you for joining this morning.

We look forward to further updating you on our Q2 earnings call which we have scheduled for next Tuesday, August 13. Thanks again for joining.

Hope everyone has a great day.  Talk soon.

Operator^  Ladies and gentlemen, that concludes today's call. Thank you all for joining.

You may now disconnect.

Important Additional Information About the Transaction and Where to Find It

This communication is being made in respect of the proposed transaction involving Seres Therapeutics, Inc., a Delaware corporation (“Seres”) and Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“SPN”). Seres intends to file with the Securities and Exchange Commission (the “SEC”), a proxy statement and other relevant documents in connection with a special meeting of Seres’ stockholders for purposes of obtaining, stockholder approval of the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Seres and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF SERES ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SERES AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Seres with the SEC at the SEC’s website at www.sec.gov or from Seres at its website at ir.serestherapeutics.com.

Participants in the Solicitation

Seres and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Seres’ stockholders in connection with the proposed transaction will be set forth in Seres’ definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Seres’ stockholders. You may also find additional information about Seres’ directors and executive officers in Seres’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 5, 2024, Seres’ Definitive Proxy Statement for its 2024 annual meeting of stockholders, which was filed with the SEC on March 5, 2024, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward-Looking Statements

This communication contains “forward‑looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the proposed transaction. Forward-looking statements may be identified by the context of the statement and generally arise when Seres or its management is discussing its beliefs, estimates or expectations. Such statements generally include words such as “believes,” “plans,” “intends,” “targets,” “aims,” “will,” “expects,” “estimates,” “suggests,” “anticipates,” “outlook,” “continues,” “could,” “should,” “would,” “may,” “seeks,” “might,” “predicts,” “projects,” or other similar expressions, or the negative of these terms or comparable terminology. Forward‑looking statements are prospective in nature and are not based on historical facts, but rather on our current plans and expectations and projections of our management about future events and are therefore subject to risks and uncertainties, many of which are outside Seres’ control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward‑looking statements. Such risks and uncertainties include, without limitation: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement, including in circumstances requiring Seres to reimburse certain SPN expenses; (2) the failure of Seres to obtain stockholder approval for the proposed transaction or the failure to satisfy any of the other conditions to the completion of the proposed transaction; (3) the effect of the announcement of the proposed transaction on Seres’ ability to retain and hire key personnel and maintain relationships with its customers, suppliers, advertisers, partners and others with whom it does business, or on Seres’ operating results and businesses generally; (4) the risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (5) the ability to meet expectations regarding the timing and completion of the proposed transaction, including with respect to receipt of required regulatory approvals; (6) the failure of Seres to receive conditional portions of the Transaction Consideration, including the Installment Payments and the Milestone Payments, as contemplated by the Purchase Agreement and the uncertainty of the timing of any receipt of any such payments; (7) the significant costs, fees and expenses related to the proposed transaction; (8) the disruption of management’s attention in delivering services under the Transaction Services Agreement; (9) the uncertainty of the quantum of Seres’ 50% share of the net profit/net loss during the profit sharing period of the Closing date until December 31, 2025 and the impact on Seres’ reported results and liquidity; (10) the uncertainty of the results and effectiveness of the use of proceeds from the proposed transaction; (11) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed transaction and instituted against Seres and/or its directors, executive officers or other related persons; and (12) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be completed within the expected time period or at all.

These and other risks and uncertainties are identified in more detail in Seres reports and filings with the SEC, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in Seres’ Annual Report on Form 10-K for the year ended December 31, 2023, Seres’ Quarterly Report on Form 10 Q for the fiscal quarter ended on March 31, 2024, filed with the SEC on May 8, 2024, and other subsequent periodic reports that Seres files with the SEC.

While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Any forward‑looking statements contained in this communication are made only as of the date of this filing, and we undertake no obligation to update forward‑looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so other than as may be required by applicable law. Readers are cautioned not to place undue reliance on any of these forward‑looking statements.